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                                                                 Exhibit m(1)(i)

                                   SCHEDULE A

(as revised, October 27, 1997, April 27, 1998, March 15, 1999 and January 2,
2001)

         Capital Appreciation Fund

         International Equity Fund

         Equity Index Fund

         Convertible Fund

         Total Return Fund

         Value Fund

         Government Fund

         High Yield Corporate Bond Fund

         International Bond Fund

         California Tax Free Fund

         New York Tax Free Fund

         Tax Free Bond Fund

         Strategic Income Fund

         Strategic Value Fund

         Blue Chip Growth Fund

         Research Value Fund

         Small Cap Value Fund

         Growth Opportunities Fund

         Small Cap Growth Fund

         Equity Income Fund
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         Global High Yield Fund

         MAP Equity Fund

         Select 20 Equity Fund

         Mid Cap Growth Fund